Exhibit 10.1

AMENDMENT NO. 1

THIS AMENDMENT NO. 1, dated as of May 17, 2013 (this “Amendment”), to that certain Credit Agreement referenced below is by and among MAC-GRAY CORPORATION, a Delaware corporation (the “Borrower”), as Borrower, the Subsidiaries identified on the signature pages hereto, as Guarantors, the Lenders and BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent.  Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Credit Agreement.

W I T N E S S E T H

WHEREAS, a $250,000,000 revolving credit facility was established pursuant to the terms of that certain Amended and Restated Senior Secured Credit Agreement dated as of February 29, 2012 (as amended and modified, the “Credit Agreement”) among the Borrower, the subsidiaries and affiliates identified therein, as guarantors, the lenders identified therein, and Bank of America, N.A., as administrative agent;

WHEREAS, the Borrower has requested certain modifications to the Credit Agreement, including extension of the revolving commitment period and a reduction in pricing for the loans and extensions of credit thereunder;

WHEREAS, the requested modifications require the consent of all of the Lenders;

WHEREAS, the Lenders have agreed to the requested modifications on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                      Defined Terms.  Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Credit Agreement.

2.                                      Amendments to the Credit Agreement.  The Credit Agreement is amended in the following respects:

2.1                               In Section 1.01 (Defined Terms) the following terms are amended or added to read as follows:

“Applicable Percentage” means the following percentages per annum, based on the Consolidated Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.01(c):

		Revolving Loans and Letters of Credit
Pricing Level	Consolidated Total Leverage Ratio	Eurodollar Rate Loans	Base Rate Loans	Commitment Fee	Letter of Credit Fee
1	>3.00:1.0	2.00%	1.00%	0.400%	2.00%
2	>2.50:1.0 but <3.00:1.0	1.75%	0.75%	0.300%	1.75%
3	>2.00:1.0 but <2.50:1.0	1.50%	0.50%	0.300%	1.50%
4	>1.50:1.0 but <2.00:1.0	1.375%	0.375%	0.250%	1.375%
5	<1.50:1.0	1.25%	0.25%	0.250%	1.25%

Any increase or decrease in the Applicable Percentage resulting from a change in the Consolidated Total Leverage Ratio shall become effective not later than the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.01(c); provided, however, that if a Compliance Certificate is not delivered when due in accordance therewith, then, upon the request of the Required Lenders, Pricing Level 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.  The Applicable Percentage in effect from the effective date of Amendment No. 1 through the date for delivery of the Compliance Certificate for the fiscal quarter ending June 30, 2013 shall be determined based upon Pricing Level 2.  Determinations by the Administrative Agent of the appropriate Pricing Level shall be conclusive absent manifest error.

For any Incremental Credit Facilities established after the Closing Date, the “Applicable Percentage” shall mean the percentages specified in the applicable joinder agreement or other loan documentation whereby the Incremental Credit Facilities are established.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Percentage for any period shall be subject to the provisions of Section 2.10(b).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Consolidated EBITDA” means, for any period for the Consolidated Group, the sum of (a) Consolidated Net Income plus (b) to the extent deducted in determining such Consolidated Net Income, without duplication, the sum of (i) Consolidated Interest Expense, (ii) consolidated income tax expense, (iii) depreciation and amortization, (iv) any extraordinary non-cash charges reasonably acceptable to the Administrative Agent and the Required Lenders, (v) all non-recurring non-cash charges (other than non-cash charges as to which there will be a cash payment or cash outlay in a subsequent period), (vi) non-cash impairment charges for discontinued or divested operations or goodwill impairment charges, (vii) non-cash compensation expenses (but including in any subsequent period, for purposes hereof, cash payments made in respect thereof in any subsequent period), (viii) non-cash expenses resulting from the grant of stock options or other equity-related compensation to any director, officer, consultant or employee, (ix) charges relating to the Transactions, including charges relating to the payment of the make-whole premium on the Senior Notes, the write-off of capitalized costs and expenses relating to the Senior Notes and the facilities provided under the Existing Credit Agreement and any other financings being terminated or replaced and fees and expenses relating to the Transactions, (x) fees and expenses relating to the establishment of Amendment No. 1, (xi) legal fees and expenses associated with the Wash Multifamily Laundry Systems, LLC litigation of up to $5,000,000, (xii) non-cash expenses (and excluding non-cash income) in connection with any Swap Agreement for which the applicable member of the Consolidated Group does not receive hedge accounting treatment, (xiii) transaction fees and expenses associated with Permitted Acquisitions and dispositions permitted hereunder, in each case on a consolidated basis determined in accordance with GAAP, and (xiv) non-recurring cash restructuring charges not to exceed $3,000,000 in any period of four consecutive fiscal quarters; provided that for acquisitions made after the Closing Date adjustments may be made to Consolidated EBITDA for expected cost savings, synergies and one-time costs and expenses relating to the acquisitions (including employee retention expenses and severance expenses) reasonably acceptable to the Administrative Agent and the Required Lenders.  Except as otherwise expressly provided, the applicable period shall be the period of four consecutive fiscal quarters ending as of the date of determination.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation incurred after the date hereof, if, and to the extent that, all or a portion of the guaranty of such Guarantor of, or the grant under a Loan Document by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 2.10 of the Collateral Agreement and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the guaranty of such Guarantor, or grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a Master Agreement governing more than one Swap Agreement, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Agreements for which such guaranty or security interest becomes illegal.

“Master Agreement” has the meaning specified in the definition of “Swap Agreement”.

“Material Acquisition” means (a) any acquisition by the Borrower or a wholly-owned Subsidiary that is a Loan Party of all the outstanding Equity Interest in, all or substantially all the assets of, or all or substantially all the assets constituting a division or line of business of, a Person if (i) the total consideration for such acquisition is at least $20,000,000 or (ii) the acquired business contributes, together with all other Permitted Acquisitions that have occurred since the beginning of the immediately preceding four consecutive fiscal quarter period for which financial statements are available, in the aggregate at least $3,000,000 to Consolidated EBITDA for such period (giving pro forma effect to all such acquisitions as if they had occurred on the first day of such four consecutive fiscal quarter period) and (b) the other preceding Permitted Acquisitions described in clause (a)(ii) above.

“Obligations” means with respect to the Borrower and each Guarantor (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (b) all obligations under any Swap Agreement between the Borrower or any of its subsidiaries, on the one hand, and any Lender or Affiliate of a Lender, on the other hand, to the extent permitted hereunder and (c) all obligations under any Treasury Management Agreement between the Borrower or any of its subsidiaries, on the one hand, and any Lender or Affiliate of a Lender, on the other hand; provided, however, that the “Obligations” of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.

“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and, in each case, can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Revolving Termination Date” means May 17, 2018; provided, however, that if such date is not a Business Day, the Revolving Termination Date shall be the next preceding Business Day.

“Specified Loan Party” has the meaning specified in Section 2.10 of the Collateral Agreement.

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.  All Swap Agreements, if any, between the Borrower and one or more Lenders (or Affiliates thereof) are independent agreements governed by the written provisions of such Swap Agreements, which will remain in full force and effect unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of the Loans or other Obligations.

“Swap Obligation” means with respect to any Loan Party any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

2.2                               Clause (v) in Section 1.02(a) is amended to read as follows:

(v) any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and

2.3                               Clause (viii) of Section 7.01(a) is amended to read as follows:

(viii)                        other unsecured Indebtedness in an aggregate principal amount not exceeding $10,000,000 at any time outstanding; provided that the aggregate principal amount of Indebtedness of the Subsidiaries that are not Loan Parties permitted by this clause (viii) shall not exceed $500,000 at any time outstanding;

2.4                               Section 7.04(b) is amended to read as follows:

(b)                                 Permitted Acquisitions; provided that the aggregate cash consideration for such Permitted Acquisitions, which shall be deemed to include (i) any amounts actually paid pursuant to any post-closing payment adjustments, earn-outs or non-compete payments and (ii) the principal amount of Indebtedness that is assumed pursuant to Section 7.01(a)(vi) or otherwise incurred in connection with such Permitted Acquisition, shall not exceed $100,000,000 for any period of four consecutive fiscal quarters and $175,000,000 in the aggregate since the Closing Date plus, in each case (without duplication) an amount equal to any returns of capital or sale proceeds actually received in cash in respect of any such Permitted Acquisition (which amount shall not exceed the purchase price paid (including the principal amount of Indebtedness assumed pursuant to Section 7.01(a)(vi) in connection therewith) in respect of such Permitted Acquisition);

2.5                               Section 7.05(g) is amended to read as follows:

(g)                                  sales, transfers and other dispositions of assets (other than Equity Interests in a Subsidiary unless all Equity Interests in such Subsidiary (other than the Borrower) are sold) that are not permitted by any other clause of this Section; provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (g) shall not exceed $10,000,000;

2.6                               At the end of the last paragraph of Section 8.02 (Application of Funds) the following sentence is added:

Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section.

2.7                               The Revolving Commitments are reallocated among the Lenders as provided in Schedule 2.01 (Commitments and Applicable Percentages) attached hereto.  The Lenders hereby acknowledge the reallocation, and agree to the assignment of commitments and interests, as necessary and appropriate, to give effect thereto.

3.                                      Amendments to the Collateral Agreement.  The Collateral Agreement is amended in the following respects:

3.1                               In Section 1.02 (Other Defined Terms) the following terms are amended or added to read as follows:

“Guaranteed Obligations” means the obligations subject to the guaranty in Section 2.01 of this Agreement.

“Guarantors” means (i) the Borrower (for purposes of Subsidiaries under Swap Agreements and Treasury Management Agreements and any Swap Obligation of a Specified Loan Party (determined before giving effect to Section 2.02(b) and 2.10) under this Agreement), (b) each of the Subsidiaries identified on the signature pages hereto, and (c) each other Person that becomes a party to this Agreement as a Guarantor after the Closing Date.

“Obligations” means (a) Loan Document Obligations, (b) the due and punctual payment and performance of all obligations of the Borrower or any of its subsidiaries under or in connection with each Swap Agreement that (i) is in effect on the Closing Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Closing Date or (ii) is entered into after the Closing Date with any counterparty that is a Lender or an Affiliate of a Lender at the time such Swap Agreement is entered into (even if that counterparty should subsequently cease to be a Lender (or an Affiliate of a Lender)) and (c) the due and punctual payment and performance of all obligations of the Borrower or any of its subsidiaries (i) in respect of overdrafts and related liabilities owed to the Administrative Agent (in its individual capacity), any Lender or any of their respective Affiliates, and (ii) under or in connection with each Treasury Management Agreement that is with a counterparty that is a Lender or an Affiliate of a Lender; provided that the “Obligations” of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.

“Specified Loan Party” shall have the meaning provided in Section 2.10 of this Agreement.

3.2                               Section 2.02(b) is amended to read as follows:

(b)                                 Notwithstanding any provision to the contrary contained herein, in any other of the Loan Documents, Swap Agreements, Treasury Management Agreements or other documents relating to the Guaranteed Obligations, (i) the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law, and (ii) the Guaranteed Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.

3.3                               A new Section 2.10 is added to read as follows:

2.10                        Keepwell.  Each Loan Party that is a Qualified ECP Guarantor at the time the guaranty in this Article II by any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (a “Specified Loan Party”) or the grant of a security interest under the Loan Documents by any such Specified Loan Party, in either case, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article II, or otherwise under this Agreement, voidable under applicable Debtor Relief Laws, and not for any greater amount). The obligations and undertakings of each applicable Loan Party under this Section shall remain in full force and effect until the Guaranteed Obligations have been paid in full and the commitments relating thereto have expired or terminated. Each Loan Party intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

4.                                      Conditions Precedent.  This Amendment shall be effective upon satisfaction of each of the following:

4.1                               Receipt by the Administrative Agent of duly executed counterparts of this Amendment from (i) the Borrower and the Guarantors, (ii) each of the Lenders and (iii) the Administrative Agent;

4.2                               Receipt by the Administrative Agent of a duly executed copy of the Assignment and Assumption Agreement dated as of the date hereof between Bank of the West, as assignor, and Bank of America, N.A, as assignee;

4.3                               Receipt by the Administrative Agent of duly executed promissory notes, as appropriate, giving effect to this Amendment;

4.4                               Receipt by the Administrative Agent of legal opinions of counsel for the Borrower and the Guarantors regarding, among other things, existence, due authorization, execution, delivery and enforceability of this Amendment and the other loan documents, no conflicts with organizational documents, material debt agreements or applicable law, and perfection of security interests, in each case in a manner reasonably satisfactory to the Administrative Agent;

4.5                               Receipt by the Administrative Agent of copies of supporting resolutions, organizational documents, certificates of good standing, incumbency certificates and other corporate documentation from the Borrower and the Guarantors; and

4.6                               Confirmation of payment of all fees and expenses owing in connection with this Amendment, including fees and expenses of counsel for the Administrative Agent.

This Amendment shall not be effective until the Administrative Agent shall have given confirmation of the satisfaction of the foregoing conditions.

5.                                      Representations and Warranties; No Defaults.  Each of the Loan Parties hereby affirms the following:

5.1                               It has full power and authority, and has taken all necessary action to authorize the execution, delivery and performance of this Amendment, and has executed and delivered this Amendment which is a legal, valid and binding obligation enforceable against it in accordance with its terms;

5.2                               After giving effect to this Amendment, the representations and warranties set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects as of the date hereof (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 3, the representations and warranties contained in subsection (a) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Credit Agreement);

5.3                               No Default or Event of Default shall exist immediately before or immediately after giving effect hereto; and

5.4                               The liens and security interests created and granted in the Loan Documents remain in full force and effect and this Amendment is not intended to adversely affect or impair such liens and security interests in any manner.

6.                                      Full Force and Effect.  Except as modified hereby, all of the terms and provisions of the Credit Agreement and the other Loan Documents (including schedules and exhibits) remain in full force and effect.

7.                                      Counterparts.  This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart.  Delivery by any party hereto of an executed counterpart of this Amendment by facsimile or other electronic transmission shall be effective as such party’s original executed counterpart and shall constitute a representation that such party’s original executed counterpart will be delivered.

8.                                      Fees and Expenses.  The Borrower agrees to pay all reasonable costs and expenses of the Administrative Agent and the Collateral Agent in connection with the preparation, execution and delivery of this Amendment, including the reasonable fees and expenses of Moore & Van Allen, PLLC.

9.                                      Governing Law.  This Amendment shall be governed by, and construed in accordance with, the law of the State of New York.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

BORROWER:	MAC-GRAY CORPORATION,
a Delaware corporation

	By:	/s/ Michael J. Shea.
Name: Michael J. Shea
Title: Executive Vice President, Chief Financial Officer and Treasurer

GUARANTORS:	MAC-GRAY SERVICES, INC.,
a Delaware corporation

	By:	/s/ Michael J. Shea.
Name: Michael J. Shea
Title: Executive Vice President, Chief Financial Officer and Treasurer

MAC-GRAY CORPORATION

AMENDMENT NO. 1

ADMINISTRATIVE AGENT:	BANK OF AMERICA., N.A.,
as Administrative Agent and Collateral Agent

	By:	/s/ Charlene Wright-Jones.
Name: Charlene Wright-Jones
Title: Vice President

MAC-GRAY CORPORATION

AMENDMENT NO. 1